UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     December 2, 2005

WCI COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31255	59-2857021
(Commission File Number)	(IRS Employer Identification No.)

24301 Walden Center Drive, Bonita Springs, FL	34134
(Address of Principal Executive Offices)	(Zip Code)

239-947-2600

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 2, 2005, the Company issued a press release announcing that it has commenced a cash tender offer and consent solicitation for any and all of its outstanding $298 million in aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2011 (the “Notes”). The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated December 2, 2005, and a related Consent and Letter of Transmittal. The tender offer and consent solicitation is scheduled to expire at 11:59 p.m. EST on December 30, 2005, unless extended or terminated earlier by the Company. Holders who validly tender their Notes and deliver their consents prior to 11:59 p.m. EST on December 15, 2005 will receive a total consideration that will include a consent payment of $30.00 per $1,000 principal amount of Notes. Holders who tender their Notes after the said date will not receive the consent payment. The Company is also soliciting consents from the holders of the Notes to approve proposed amendments to the indenture governing the Notes to eliminate substantially all of the restrictive covenants and certain related event of default provisions. The Company also announced that it expects to enter into a new $300 million senior unsecured term loan facility the proceeds of which the Company expects to primarily use to purchase the Notes to the extent tendered in the offer. The Company’s press release dated December 2, 2005 is attached as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits

99.1	Press release dated December 2, 2005 issued by the Company entitled “WCI Communities Announces Commencement of Tender Offer and Consent Solicitation for its outstanding 10 5/8% Senior Subordinated Notes Due 2011 and New $300 Million Senior Unsecured Term Loan Facility.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCI COMMUNITIES, INC.

By:	/s/ JAMES D. CULLEN
Name:	James D. Cullen
Title:	Vice President

Date: December 5, 2005